November 8, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX +61 3 8532 2805

Mr. Peter Lee
Chief Financial Officer
Legend International Holdings, Inc.
Level 8, 580 St. Kilda Road, Melbourne
Victoria 3004, Australia

Re:	Legend International Holdings, Inc.
Form 10-KSB for the year ended December 31, 2004
      Filed March 31, 2005
      File No. 000-32551

Dear Mr. Lee:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief
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Mr. Peter Lee
Legend International Holdings, Inc.
July 28, 2005
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